Exhibit 13. (a) (4)

Sub-Item 77K: Changes in registrant’s certifying accountants

BBD, LLP (“BBD”) was replaced as the independent registered public accounting firm for Summit Global Investments Global Low Volatility Fund (the “Fund”) of The RBB Fund, Inc. (“RBB”) effective upon the completion of services related to the audit for the Fund’s 2017 fiscal year. During the Fund’s two most recent fiscal years ended August 31, 2016 and 2017, BBD’s reports on the Fund’s financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Fund’s two most recent fiscal years ended August 31, 2016 and 2017 and the interim period commencing August 31, 2017 and ending September 19, 2017, there were no disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such years. During the Fund’s two most recent fiscal years and the subsequent interim period ended September 19, 2017, there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

On September 19, 2017, RBB, by actions of its Audit Committee and Board of Directors, including a majority of the members of the Board of Directors who are not "interested persons" of the Fund (as that term is defined in the Investment Company Act of 1940, as amended), selected Ernst & Young LLP (“EY”) as the independent registered public accounting firm to audit the Fund’s financial statements for the fiscal year ending August 31, 2018. During the Fund’s two most recent fiscal years ended August 31, 2016 and 2017 and the subsequent interim period ended September 19, 2017, neither the Fund nor anyone on its behalf has consulted EY on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Fund has requested that BBD furnish it with a letter addressed to the Securities and Exchange Commission stating whether BBD agrees with the statements contained above. A copy of the letter from BBD to the Securities and Exchange Commission is filed as an exhibit hereto.